EXHIBIT 99.1

Merrill Merchants Bancshares, Inc. Elects Two New Directors to Company Board

Bangor, Maine, May 5, 2006: Edwin N. Clift, Chairman and Chief Executive Officer of Merrill Merchants Bancshares, Inc. (the “Company”) (NASDAQ:MERB), the parent company of Merrill Merchants Bank (the “Bank”), announced today that John R. Graham, III and Michael T. Shea were elected directors of the Company at the Annual Meeting of Shareholders held last evening in Bangor. Commenting on the new directors, Clift stated, “We are very pleased to have John Graham and Mike Shea join our Company board. They will be a great asset as we continue to build regional market share.”

Graham has served as a director of the Bank since 1992. He has been the owner and operator of Automatic Distributors, a privately held wholesale distributor of recreational vehicle parts and accessories, and JRG Properties, which consists of various commercial and residential rental projects, for thirty years.

Shea has served as a director of the Bank since 2004. He is currently the president and chief executive officer of Webber Energy Fuels, a position he has held since 2000. He also serves as a member of the Webber board. A thirty-year veteran of the petroleum industry, he previously served as marketing director of two New England-based petroleum companies. He is on the Board of Governors of the New England Fuel Institute, serves as a trustee of St. Joseph College, and formerly chaired the United Way of Eastern Maine board.

The Company’s subsidiary, Merrill Merchants Bank, is headquartered in Bangor, Maine, and provides consumer, commercial, and trust and investment services at its eleven locations in Central and Eastern Maine. The Bank is a “Preferred Lender” of the Small Business Administration (SBA) and in 2005 was the number one SBA lender in the State of Maine.

For further information contact:
Edwin N. Clift, Chairman and Chief Executive Officer (eclift@merrillmerchants.com)
Deborah A. Jordan, Chief Financial Officer (djordan@merrillmerchants.com)
Merrill Merchants Bancshares, Inc.
www.merrillmerchants.com
(207) 942-4800